UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2008

To our stockholders:

We invite you to attend our 2008 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut on Tuesday, June 3, 2008 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect three Class II Directors for terms to expire at our 2011 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 18, 2008, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 25, 2008

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2008 Annual Meeting of Stockholders

To Be Held on June 3, 2008

This proxy statement contains information about the 2008 annual meeting of stockholders of Achillion Pharmaceuticals, Inc., including postponements and adjournments of the meeting. We are holding the meeting at our offices at 300 George Street, New Haven, Connecticut on Tuesday, June 3, 2008 at 9:00 a.m., local time.

In this proxy statement, we refer to Achillion Pharmaceuticals, Inc. as “Achillion,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2007 with these proxy materials on or about May 2, 2008.

You can find our Annual Report on Form 10-K for the year ended December 31, 2007 on the Internet at our website at www.achillion.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: ir@achillion.com or Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on April 18, 2008, the record date for our annual meeting. As of that date, there were 15,640,406 shares of common stock outstanding and entitled to vote at the meeting.

         If you were a stockholder of record on April 18, 2008, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the annual meeting.

Q. What are the voting rights of the holders of common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?

A.     If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

(1)    Over the Internet: If you have Internet access, you may authorize the voting of your shares by following the “Submit a proxy by Internet” instructions set forth on the enclosed proxy card. You must specify how you want your shares voted or your Internet vote will not be completed and you will receive an error message. Your shares will be voted in accordance with your instructions.

(2)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you do not specify on your proxy card how you want your shares voted, they will be voted in accordance with the recommendations of our Board of Directors.

(3)    In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)    Over the Internet: You will receive instructions from your broker or other nominee if they permit Internet voting. You should follow those instructions.

(2)    By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: You must contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A brokers’ proxy is not the form of proxy card enclosed with this proxy statement. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?

A.     Yes. You may revoke your proxy and change your vote at any time before the meeting. To do so, you must do one of the following:

(1)    Submit a proxy over the Internet as instructed above. Only your latest dated Internet proxy is counted.

(2)    Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3)    Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request that your proxy be revoked.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted unless you vote over the Internet, return your proxy or vote by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm instructing them how to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine, and therefore, your failure to give voting instructions to your broker will result in a so-called “broker non-vote.”

Proposal 1, the election of directors, and Proposal 2, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the meeting in accordance with your instructions. You should receive directions from your brokerage firm about how to submit your proxy at the time you receive this proxy statement. If you have any questions, please contact your brokerage firm.

Q. How many shares must be present to hold the meeting?

A.     A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are represented by a proxy submitted over the Internet or by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?

A.     Proposal 1—Election of three Class II Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:

•     vote FOR all nominees;

•     WITHHOLD your vote from all nominees; or

•     vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

         Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Q. Are there other matters to be voted on at the meeting?

A.     We do not know of any other matters that may come before the meeting other than the election of three Class II directors and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?

A.     We expect to report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2008, which we anticipate filing with the Securities and Exchange Commission in August 2008.

Q. Who will bear the costs of soliciting these proxies?

A.     We will bear the cost of soliciting these proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please call us at 203-624-7000 or send a written request to ir@achillion.com or Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 1, 2008, or such earlier date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•

our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2007, whom we refer to collectively as our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 1, 2008 through the exercise of any warrant, stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 15,638,346 shares of our common stock outstanding as of March 1, 2008. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of March 1, 2008, and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Atlas Venture Fund V, L.P. and affiliated entities(1) 890 Winter St., Suite 320 Waltham, MA 02451	2,039,824	12.98%

Janus Capital Management(6) 151 Detroit Street Denver, CO 80206	1,902,628	12.17

Schroder Ventures International Life Sciences Fund II LP1 and affiliated entities(2)	1,773,175	11.29
22 Church St. Hamilton, HM 11 Bermuda

Funds affiliated with Advent International Corporation(3) 75 State St., 29 Fl. Boston, MA 02109	1,159,440	7.39

Gilead Sciences, Inc. 333 Lakeside Dr. Foster City, CA 94404	1,115,839	7.14

Bear Stearns Health Innoventures, L.P. and affiliated entities(4) 383 Madison Ave., 30th Floor New York, NY 10179	1,014,705	6.47

Xmark Opportunity Partners, LLC(5) 90 Grove Street, Suite 201 Ridgefield, CT 06877	982,410	6.28

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Directors and Named Executive Officers
Michael D. Kishbauch(7)	437,624	2.72
Jason Fisherman, M.D.(3)	1,159,440	7.39
Jean-Francois Formela, M.D.(1)	2,039,824	12.98
James Garvey(2)	1,773,175	11.29
Michael Grey(11)	27,500	*
David I. Scheer(12)	78,331	*
Robert L. Van Nostrand(13)	15,000	*
David P. Wright(14)	15,000	*
Milind S. Deshpande, Ph.D.(8)	90,625	*
Gautam Shah, Ph.D.(9)	44,375	*
Mary Kay Fenton(10)	60,437	*
Elizabeth A. Olek, D.O.	—	—
All current executive officers and directors as a group (12 individuals)(15)(16)	5,741,331	34.84%

*	Represents holdings of less than one percent of our outstanding stock.

(1)	Consists of 25,900 shares and 932 shares issuable upon exercise of warrants held by Atlas Venture Entrepreneurs’ Fund V, L.P., 1,942,770 shares and 70,222 shares issuable upon exercise of warrants held by Atlas Venture Fund V, L.P. Jean-Francois Formela, M.D., a director of Achillion, is a partner of Atlas Venture. Dr. Formela disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(2)	Consists of 28,815 shares and 1,060 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme, 1,002,046 shares and 36,882 warrants held by Schroder Ventures International Life Sciences Fund II LP1, 426,766 shares and 15,707 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP2, 113,729 shares and 4,185 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP3, 15,456 shares and 568 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. and 123,419 shares and 4,542 shares issuable upon exercise of warrants held by SV (Nominees) Limited as nominee of Schroder Ventures Investments Limited. James Garvey, a director of Achillion, is the chief executive officer and a managing partner of SV Life Sciences Advisers, LLC which serves as investment adviser to the Schroder Ventures Life Sciences Funds. Mr. Garvey disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(3)	Consists of 1,006,582 shares and 38,778 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Limited Partnership, 78,372 shares and 3,018 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG, 22,326 shares and 860 shares issuable upon exercise of warrants held by Advent Partners HLS II Limited Partnership and 9,152 shares and 352 shares issuable upon exercise of warrants held by Advent Partners Limited Partnership. Jason Fisherman, a director of Achillion, is a Managing Director of Advent Health Care Ventures. Dr. Fisherman disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(4)	Consists of 91,989 shares and 3,267 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures Employee Fund, L.P., 116,662 shares and 4,143 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures Offshore, L.P., 141,812 shares and 5,037 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures, L.P., 65,910 shares and 2,340 shares issuable upon exercise of warrants held by BSHI Members, L.L.C. and 563,528 shares and 20,017 shares issuable upon exercise of warrants held by BX, L.P.

(5)	Information is from a Schedule 13G filed by Xmark Opportunity Partners, LLC on February 14, 2008.

(6)	Consists of 1,050,678 shares held by Janus Capital Management and 851,950 shares held by Janus Global Life Sciences. This information is from a Schedule 13G filed by Janus Capital Management on February 14, 2008.

(7)	Consists of stock options to purchase 437,624 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(8)	Includes stock options to purchase 75,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(9)	Includes stock options to purchase 38,125 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(10)	Includes stock options to purchase 42,187 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(11)	Consists of stock options to purchase 27,500 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(12)	Consists of stock options to purchase 15,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008 held by David Scheer, 63,249 shares of common stock and 82 shares of common stock issuable upon exercise of warrants held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the managing member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Consists of stock options to purchase 15,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(14)	Consists of stock options to purchase 15,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008.

(15)	Includes stock options to purchase 665,436 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008 and 177,188 shares issuable upon exercise of warrants.

(16)	Gary E. Frashier was elected to join our Board of Directors on March 31, 2008. Therefore he is not included in the beneficial ownership table.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at nine. There are three Class I Directors, three Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2010, 2008 and 2009, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class II Directors Messrs. Grey, Kishbauch and Van Nostrand, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Messrs. Grey, Kishbauch and Van Nostrand will each hold office until our annual meeting of stockholders in 2011 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class II Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2008 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2011 (Class II Directors)

Michael G. Grey, age 55. Mr. Grey has served as a director of Achillion since November 2001 and currently serves on our audit committee. Since January 2005, he has served as President and Chief Executive Officer of SGX Pharmaceuticals (formerly Structural GenomiX, Inc.), a biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. From December 1998 to April 2001, he served as a director of Trega Biosciences, Inc., a biopharmaceutical company acquired by Lion Bioscience AG in 2001. Prior to joining Trega, from November 1994 to August 1998, Mr. Grey served as President of BioChem Therapeutics, Inc., a division of BioChem Pharma, Inc., a pharmaceutical company. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey also serves on the Board of Directors of IDM Pharma, Inc. (formerly known as Epimmune Inc.) and Biomarin Pharmaceutical, Inc. Mr. Grey received a B.Sc. in Chemistry from the University of Nottingham, United Kingdom.

Michael D. Kishbauch, age 59. Mr. Kishbauch has served as our President, Chief Executive Officer and a director, since 2004. From September 2000 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch is also a director of ARIAD Pharmaceuticals, Inc. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Robert L. Van Nostrand, age 51. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our audit committee. Mr. Van Nostrand has served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, since July 2007. From May

2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005, and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte and Touche. Mr. Van Nostrand is on the Board and Chairman of the Audit Committee of Apex Bioventures, Inc., a special purpose acquisition company focused in the life sciences industry, and Metabolix, Inc., a biotechnology company. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York, and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

Directors Whose Terms Expire in 2010 (Class I Directors)

Jean-Francois Formela, M.D., age 51. Dr. Formela has served as a director of Achillion since January 2000 and currently serves on our compensation committee. Dr. Formela is a Partner of Atlas Venture, which he joined in September 1993. Previously, he was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough, a pharmaceutical company. Dr. Formela also practiced emergency medicine at Necker University Hospital in Paris. Dr. Formela serves on the Board of Directors of ARCA Discovery, Inc., and Resolvyx Pharmaceuticals, Inc., private biotechnology companies, and SGX Pharmaceuticals, Inc., a public biotechnology company. Dr. Formela holds a M.D. from Paris University School of Medicine and a M.B.A. from Columbia Business School.

James Garvey, age 61. Mr. Garvey has served as a director of Achillion since March 2001 and currently serves on our nominating and corporate governance committee and as chair of our compensation committee. Mr. Garvey joined SV Life Sciences Advisers, LLC, or SVLS (formerly Schroder Ventures Life Sciences Advisers, Inc.), a venture capital firm, in May 1995 and currently serves as the Chief Executive Officer and Managing Partner of SVLS. Prior to joining SVLS, Mr. Garvey was Managing Director for the Venture Capital division of Allstate Corporation, preceded by managing Allstate’s healthcare investment activity. He has held several senior management positions in companies with multinational operations including Kendall Tyco and Millipore. He was also President and CEO of start-ups Allegheny International Medical Technology and National Teledata. Mr. Garvey currently serves on the board of directors of the following privately held companies: CardioFocus, CHF Solutions, Inc., Cellutions, Inc., and Alliance Care, Inc. Mr. Garvey holds a B.S. degree from Northern Illinois University.

David I. Scheer, age 55. Mr. Scheer has served as a director of Achillion since August 1998 and currently serves on our nominating and corporate governance committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a life sciences advisory firm which has as its principal focus, originating and building companies in the life sciences, along with advisory services. Mr. Scheer is Chairman of the Board of the following privately-held biotechnology companies: Tengion, Inc., Optherion, Inc., and Aegerion Pharmaceuticals, Inc. Mr. Scheer is also a member of the Advisory Board to the Harvard Malaria Initiative and to the Leadership Council for the Harvard School of Public Health. Mr. Scheer received an A.B., cum laude, from Harvard College and an M.S. from Yale University.

Directors Whose Terms Expire in 2009 (Class III Directors)

Jason S. Fisherman, M.D., age 51. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our nominating and corporate governance committee. Dr. Fisherman is a Managing Director of Advent Healthcare Ventures, a life science venture capital firm he co-founded in 2007. From 1994 to 2007, Dr. Fisherman was at Advent International Corporation, a global private equity firm, where he was a Managing Director since 2002. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon, Inc., a biopharmaceutical company, and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Torrey Pines Therapeutics, Inc., and several other private biopharmaceutical companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania.

David P. Wright, age 60. Mr. Wright has served as a director of Achillion since August 2007 and currently serves on our audit committee. Mr. Wright has been President and Chief Executive Officer of PharmAthene, Inc., a biodefense company, since July 2003. Prior to joining PharmAthene, Inc. he served as President and Chief Operating Officer of GenVec Inc., a biopharmaceutical company, from January 2002 through January 2003. He also served as President and Chief Business Officer of Guilford Pharmaceuticals, a pharmaceutical company, from January 2000 through January 2002. Mr. Wright served as Executive Vice President for MedImmune, Inc., a biotechnology company, from 1990 to 2000. Additionally he has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle, and Glaxo. Mr. Wright received an M.A. in Speech Pathology and Audiology from the University of South Florida.

Gary E. Frashier, age 71. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves on our compensation and nominating and corporate governance committees. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until September 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and, from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and President of Millipore’s Waters Associates subsidiary. Mr. Frashier also serves on the Board of Directors of Alseres Pharmaceuticals, Inc., Apex Bioventures, Inc., a special purpose acquisition company, and Tekmira Pharmaceuticals Corp. Mr. Frashier received a B.S in Chemical Engineering from Texas Tech University and received his M.B.A. from the Massachusetts Institute of Technology.

Board Recommendation

The Board of Directors believes that the election of Messrs. Grey, Kishbauch and Van Nostrand to serve as Class II directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Garvey, Grey, Scheer, Van Nostrand, Wright or Drs. Fisherman or Formela has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth below under “Stockholder Proposals for the 2009 Annual Meeting.”

Board Meetings and Attendance

The Board of Directors held five meetings, either in person or by teleconference, during the year ended December 31, 2007, or fiscal 2007. During fiscal 2007, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the annual meeting of stockholders. In 2007, all directors attended the annual meeting of stockholders.

Board Committees

The Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the audit committee report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Grey, Van Nostrand and Wright. Mr. Van Nostrand chairs the Audit Committee. Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings, either in person or by teleconference during fiscal 2007.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

The members of our Compensation Committee are Dr. Formela and Messrs. Frashier, Garvey and Van Nostrand. Mr. Garvey chairs the Compensation Committee. Our Compensation Committee held five meetings during fiscal 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Dr. Fisherman and Messrs. Frashier, Garvey and Scheer. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met twice during fiscal 2007.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chair of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer, and corporate controller, or persons performing similar functions. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and discussed them with our Senior Executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors

Robert Van Nostrand, Chair
Michael Grey
David Wright

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. For fiscal 2007, audit fees include an estimate of amounts not yet billed.

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$437,540	$1,048,699
Audit-Related Fees(2)	—	—
Tax Fees(3)	19,150	29,050
All Other Fees(4)	1,515	3,100

Total Fees	$458,205	$1,080,849

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees for 2006 include $625,000 of fees for professional services rendered in connection with our initial public offering.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2007 and 2006.

(4)	All Other Fees for fiscal 2007 consists of a subscription to utilize PricewaterhouseCooper’s online accounting research library. All other fees for fiscal 2006 consists of services provided for stock option tax planning education for employees.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2007, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction since January 1, 2007, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons. As described below, in 2007, we received cost-share payments under our collaboration and license agreement with Gilead Sciences, a holder of 5% or more of our common stock.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions.

In reviewing and approving related person transactions, the Audit Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction. The Audit Committee may approve or ratify the transaction only if it determines that the transaction is not inconsistent with our best interests.

Collaboration and License Agreement with Gilead Sciences, Inc.

In November 2004, we entered into a research collaboration and license agreement with Gilead Sciences, Inc., which holds approximately 7% of our common stock, pursuant to which we are collaborating exclusively with Gilead Sciences throughout the world to develop and commercialize compounds for the treatment of chronic hepatitis which inhibit the replication of HCV, the virus that causes hepatitis C, through a novel mechanism of action targeting the NS4A protein. Research and development activities prior to proof-of-concept are overseen by a research committee comprised of equal numbers of our representatives and representatives from Gilead Sciences. The joint research committee assigns research and development tasks and agrees upon a budget for the research program. In addition, the parties may agree at any time to increase or decrease the research budget. Prior to proof-of-concept, any disputes within the joint research committee that cannot be resolved between designated executives of each party will be resolved by Gilead Sciences.

According to the current jointly-agreed upon research plan for our next generation NS4A antagonist, the joint research committee determined that we would perform certain early-stage preclinical activities, while Gilead would perform later preclinical and clinical studies. We would continue to be responsible for back-up activities until such time as proof-of-concept is achieved, and Gilead Sciences would continue to be responsible for manufacturing, formulation and commercialization activities.

Gilead Sciences is otherwise responsible for all development and commercialization of compounds, including all regulatory filings and clinical trials after proof-of-concept. Gilead Sciences is responsible for the manufacturing of compounds throughout all stages of development and commercialization. Gilead Sciences has agreed under the agreement to use reasonably diligent efforts to develop and commercialize at least one compound in each of the United States, Japan, Germany, France, Italy, Spain and the United Kingdom. In connection with Gilead Sciences’ exclusive right to market and commercialize products, we have a one-time option to participate on a limited basis in the marketing effort in the United States. Pursuant to the terms of the collaboration agreement, Gilead Sciences must provide us with notice following commencement of a phase III clinical trial and prior to filing of an NDA. We must then notify Gilead Sciences whether we intend to designate field-based personnel to support their commercial activities within the United States. Following Gilead Sciences’ receipt of our notice, the parties must negotiate in good faith to determine the number of Achillion field-based personnel and the manner of their participation. These field-based personnel will operate under the supervision of Gilead Sciences and receive training at a similar level to equivalent Gilead Sciences field-based personnel. We bear the costs associated with the commercial participation of our field-based personnel; provided, however, that Gilead Sciences shall bear the expense of training. Our participation does not change the amount of any royalty payments Gilead Sciences is obligated to pay us on net sales of any drugs pursuant to our collaboration agreement. Under the agreement, Gilead Sciences is required to make royalty payments, if any, to us until the end of the royalty term, which is the earlier of (i) ten years following the date of the first commercial sale of a compound or (ii) the expiration of the last Achillion patent or patent owned jointly with Gilead Sciences.

We received $10.0 million from Gilead Sciences upon the execution of the agreement, consisting of license fees and an equity investment, and could receive up to $157.5 million in development, regulatory and sales milestone payments, assuming the successful simultaneous development of a lead and back-up compound, and annual sales in excess of $600 million. We could also receive royalties on net sales of products. Through March 31, 2007, we shared equally with Gilead Sciences all costs of the research program through proof-of-concept. Effective April 1, 2007 and through proof-of-concept, we and Gilead Sciences amended our collaboration agreement such that each party’s own internal costs, substantially full-time equivalent personnel costs, will be borne by each party and external research costs will continue to be shared equally by the parties. We expect that Achillion and Gilead Sciences will each contribute roughly one half of total personnel hours. After proof-of-concept, Gilead Sciences will assume all costs for development and commercialization of compounds, other than a portion of patent prosecution costs that we have agreed to pay.

The agreement will expire on the last to expire royalty term. In addition, Gilead Sciences may terminate the agreement for any reason by providing us with 120 days notice. Either party has the right to terminate for material breach, though we may terminate for Gilead Sciences’ breach only on a market-by-market basis and, if applicable, a product-by-product basis.

During the fiscal year ended December 31, 2007, we received an aggregate of $1,945,000 in cost-share payments from Gilead Sciences under this agreement.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring the compensation of our Chief Executive Officer and our other named executive officers. Our chief executive officer makes recommendations regarding compensation to the Compensation Committee. Our chief executive and chief financial officer develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the information provided by these surveys provide us with an appropriate starting place for compensation benchmarks, because many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies that are located in the same geographic region, that have a similar number of employees, and that are at a similar stage of development as our company.

Our Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the mean of the companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

We operate within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive, and by extension, the functional department that each executive oversees. Annual corporate goals are proposed by senior executives and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the Chief Executive Officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions, which facilitate the achievement of the corporate goals. The Chief Executive Officer’s goals and our named executive officers individual goals are reviewed and approved by the Compensation Committee.

During the last two months of the calendar year, our Chief Executive Officer, other senior executives and the Compensation Committee evaluate individual, department, and corporate performance against the written goals for the completed year and annual salary increases, annual bonuses, and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards, and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the Chief Executive Officer, submit their self-assessments to the Chief Executive Officer, who performs the individual evaluations and submits recommendations for salary increases, bonuses, and stock option awards, which are reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses, and stock option awards. For all employees, including our executive officers, annual base salary increases, annual stock option awards, and annual bonuses, to the extent granted, are implemented effective the first day of the new calendar year.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an employee’s or executive’s role or responsibilities.

In December 2007, our Compensation Committee approved an aggregate increase in non-executive employee salaries of 6%. Executive salaries were increased by 5% for executives other than our chief executive officer; our chief executive officer’s salary was not changed.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus in the case of all executives and certain other employees. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 50%. The Board and Compensation Committee have discretion to adjust these targets. For example, in July 2007 the Compensation Committee amended the target bonus range for certain director-level employees and executives from 20% to 25% and from 25% to 30%, respectively. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department, and individual performance goals. The current target annual performance-based cash bonus percentage is 30% of base salary for all executives, other than our Chief Executive Officer and is 50% of base salary for our Chief Executive Officer. In its discretion, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are exceeded.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Stock Incentive Plan allows for the grant to employees, including executive officers, of stock options, restricted stock, and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other special circumstances, the Compensation Committee may grant awards at other times during the year.

Initial stock option awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted stock awards. While both our 1998 Stock Option Plan and 2006 Stock Incentive Plan permit the issuance of restricted stock awards to executive officers and certain high level non-executive employees, no such restricted stock awards have been issued to date, except that prior to our initial public offering, we granted options that were exercisable immediately for shares of restricted stock that vested over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual stock option awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options between long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend, and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. The size of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. Also as part of the year-end compensation review by our Compensation Committee, our CEO recommends, and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to reach mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) defined contribution plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses, and/or to create additional incentive for an employee to join our company in a position where there is high market demand.

Termination Based Compensation

Severance. All of our named executive officers are entitled to receive severance payments under their employment agreements under certain circumstances. In setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly-ranked executives, often face challenges securing new employment following termination. Further, in cases of change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to executive departures and help ensure smooth transition of the officer’s responsibilities. Our employment agreements with our named executive officers other than our Chief Executive Officer provide for severance payments to such officers in an amount equal to twelve months base salary upon termination without cause, or upon resignation for good reason (including our requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control. Our Chief Executive Officer’s employment agreement provides severance of eighteen months of base salary if his employment is terminated without cause, or if he resigns for good reason (including our requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control, or if he resigns due to our requiring him to relocate such that his daily commute exceeds 60 miles, whether or not in connection with a change in control. We believe that the severance packages of our executive officers are generally consistent with severance packages offered to similar executive officers of the companies of similar size to us represented in the compensation data we reviewed.

Acceleration of vesting of equity-based awards. Our employment agreements with our named executive officers provide for the acceleration of vesting as to 100% of the original number of stock options granted to the officer if he or she is terminated for certain reasons after a change of control, which we refer to as “double trigger” acceleration. In addition, our employment agreements with our named executive officers provide for the acceleration of vesting as to 25% of the original number of stock options granted to the executive upon the occurrence of a change of control regardless of whether the executive’s employment is terminated, which we refer to as “single trigger” acceleration. We believe that “double trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for officers to remain with the company despite the uncertainties raised by a possible change of control, while the single trigger provides an incentive for officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and other officers whose compensation is required to be disclosed under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

James Garvey, Chair

Jean-Francois Formela, M.D.

Gary Frashier

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2007 and 2006 for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who served as executive officers during the year ending December 31, 2007. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Michael Kishbauch,	2007	363,000	719,496	127,050	10,531	(4)	1,220,077
Director, President, and Chief Executive Officer	2006	340,800	335,303	170,400	281	(5)	846,784

Mary Kay Fenton,	2007	200,000	160,273	46,500	6,281	(6)	413,054
Vice President and Chief Financial Officer	2006	181,000	42,234	47,875	281	(7)	271,390

Milind Deshpande, Ph.D.	2007	264,602	189,515	66,000	8,239	(10)	528,356
Executive Vice President and Chief Scientific Officer	2006	236,500	57,226	59,125	281	(11)	353,132

Gautam Shah, Ph.D.	2007	253,000	93,548	60,720	7,871	(12)	415,139
Senior Vice President and Chief Compliance Officer	2006	237,500	39,841	60,920	281	(13)	338,542

John Pottage, M.D.(3)	2007	118,537	7,143	—	4,848	(8)	130,528
Former Senior Vice President and Chief Medical Officer	2006	248,600	54,344	62,150	281	(9)	365,375

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with SFAS 123R for stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2007 and 2006. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2007, included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 5, 2008.

(2)	The amounts in this column reflect discretionary cash performance-based bonus awards paid to our named executive officers in January 2008 and January 2007 awarded in connection with our annual performance review process.

(3)	Dr. Pottage resigned from the Company effective May 29, 2007. Upon resignation, Dr. Pottage forfeited 58,790 in unvested stock options.

(4)	Represents $281 of life insurance premiums paid by Achillion and $10,250 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(5)	Represents life insurance premiums paid by Achillion.

(6)	Represents $281 of life insurance premiums paid by Achillion and $6,000 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(7)	Represents life insurance premiums paid by Achillion.

(8)	Represents $117 of life insurance premiums paid by Achillion and $4,731 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(9)	Represents life insurance premiums paid by Achillion.

(10)	Represents $281 of life insurance premiums paid by Achillion and $7,958 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(11)	Represents life insurance premiums paid by Achillion.

(12)	Represents $281 of life insurance premiums paid by Achillion and $7,590 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(13)	Represents life insurance premiums paid by Achillion.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2007 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name(4)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (2) ($)
Michael Kishbauch,	12/14/07		150,000	(3)	4.82	445,046
Director, President, and CEO		181,500

Mary Kay Fenton,	12/14/07		45,000	(3)	4.82	133,514
Vice President and CFO		60,000

Milind Deshpande, Ph.D.	06/06/07		47,900	(3)	5.41	172,923
Senior Vice President and Chief Scientific Officer	12/14/07		60,000	(3)	4.82	178,019
		82,500

Gautam Shah, Ph.D.	12/14/07		45,000	(3)	4.82	133,514
Senior Vice President and Chief Compliance Officer		75,900

(1)	Reflects the potential cash bonus that could have been earned under our 2007 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are both met and exceeded. The amounts actually paid to the named executive officers for performance in 2007 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts reported in this column are computed in accordance with SFAS 123R.

(3)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(4)	Dr. Pottage resigned effective May 29, 2007 and therefore did not receive an annual equity based award and was no longer eligible for an incentive plan discretionary award.

Information Relating to Equity Awards and Holdings

Fiscal Year 2007 Equity Awards

Dr. Deshpande was awarded a stock option grant by our Compensation Committee in connection with his promotion to Executive Vice President in June 2007. The remaining stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2007. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Stock Incentive Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock options on December 31, 2007, the last day of our fiscal year, for each of the named executive officers.

Option Awards
Name(5)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch, Director, President, and CEO	270,627 116,997 40,000 —	(1) (1) (2)	— — 120,000 150,000	(2) (3)	1.60 4.00 14.75 4.82	7/20/2014 12/20/2015 12/19/2016 12/14/2017

Mary Kay Fenton, Vice President and CFO	3,125 10,625 13,125 12,250 —	(1) (1) (1) (2)	— — — 36,750 45,000	(2) (3)	1.60 1.60 4.00 14.75 4.82	9/10/2013 12/16/2014 12/20/2015 12/19/2016 12/14/2017

Milind Deshpande, Ph.D. Senior Vice President and Chief Scientific Officer	12,500 18,750 13,125 16,250 11,500 — —	(1) (1) (1) (1) (2)	— — — — 34,500 47,900 60,000	(2) (4) (3)	1.60 1.60 1.60 4.00 14.75 5.41 4.82	12/18/2012 9/10/2013 12/16/2014 12/20/2015 12/19/2016 6/6/2017 12/14/2017

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	11,875 6,250 13,125 5,500 —	(1) (1) (1) (2)	— — — 16,500 45,000	(2) (3)	1.60 1.60 4.00 14.75 4.82	5/26/2014 12/16/2014 12/20/2015 12/19/2016 12/14/2017

(1)	These options were immediately exercisable on the date of grant for shares of restricted stock which vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter. The following table sets forth, for each named executive officer, the grant date and the number of options outstanding that were vested as of December 31, 2007:

Name	Grant Date	Number of Shares Underlying Unexercised Stock Option Grant	Number of Shares Underlying Stock Option Grant that were Exercisable for Vested Shares as of 12/31/07
Michael Kishbauch	7/20/04 12/20/05 12/19/06	270,627 116,997 160,000	219,884 58,498 40,000

Mary Kay Fenton	9/10/03 12/16/04 12/20/05 12/19/06	3,125 10,625 13,125 49,000	3,125 7,968 6,562 12,250

Milind Deshpande, Ph.D.	12/18/02 9/10/03 12/16/04 12/10/05 12/19/06	12,500 18,750 13,125 16,250 46,000	12,500 18,750 9,843 8,125 11,500

Gautam Shah, Ph.D.	5/26/04 12/16/04 12/20/05 12/19/06	11,875 6,250 13,125 22,000	9,609 4,687 6,562 5,500

(2)	These options were granted on December 19, 2006. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(3)	These options were granted on December 14, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(4)	These options were granted on June 6, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(5)	Dr. Pottage resigned effective May 29, 2007 and therefore had no outstanding equity awards on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning stock options exercised and restricted stock that vested in 2007 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kishbauch, Director, President, and CEO	—	—	—	—

Mary Kay Fenton, Vice President and CFO	—	—	—	—

Milind Deshpande, Ph.D. Senior Vice President and Chief Scientific Officer	—	—	—	—

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer(2)	3,125	13,103	—	—

John Pottage, M.D. Former Senior Vice President and Chief Medical Officer(3)	27,460	88,591	—	—

(1)	Calculated by multiplying the number of shares times the difference of the closing price of the stock on the date of exercise less the exercise price.

(2)	Dr. Shah’s options were exercised on April 25 and April 26, 2007 with sale prices ranging from $5.67 to $5.92. The options exercised had an exercise price of $1.60 and were dated May 26, 2004.

(3)	Dr. Pottage’s options were exercised on June 18, 2007 with a sale price of 5.27. Of the options exercised 22,382 options had an exercise price of $1.60 and 5,078 options had an exercise price of $4.00.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Michael D. Kishbauch

In July 2004, we entered into an employment agreement with Michael D. Kishbauch, our President and Chief Executive Officer. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under the agreement, Mr. Kishbauch currently receives an annual base salary of $363,000, subject to adjustment at the discretion of our Board of Directors. In addition, Mr. Kishbauch is eligible to receive an annual performance bonus of up to 50% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals mutually agreed upon between the Board and Mr. Kishbauch. Mr. Kishbauch is also entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we paid Mr. Kishbauch a signing bonus of $50,000 and granted him an option to purchase 270,627 shares of our common stock, which vests over four years.

Under the agreement, either we or Mr. Kishbauch may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Mr. Kishbauch may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Mr. Kishbauch terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Mr. Kishbauch his then-current salary until the earlier of 18 months following the date of employment termination or the date upon which Mr. Kishbauch commences full-time employment with another company, but in any event for at least 12 months. If Mr. Kishbauch terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Mr. Kishbauch will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Mr. Kishbauch will vest and become immediately exercisable.

Mary Kay Fenton

In September 2003, we entered into an amended and restated employment agreement with Mary Kay Fenton, which was further amended in February 2006. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Ms. Fenton currently receives an annual base salary of $210,000, subject to adjustment at the discretion of our Board of Directors. In addition, Ms. Fenton is eligible to receive an annual performance bonus of up to 30% of her annual base salary, to be paid at the discretion of the Board of Directors if she achieves certain performance goals. Ms. Fenton is entitled to participate in all benefit programs available to our other employees, to the extent her position, salary, age and other qualifications make her eligible to participate. In connection with the execution of the agreement, we granted Ms. Fenton an option to purchase 10,625 shares of our common stock, which vested over four years.

Under the agreement, either we or Ms. Fenton may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Ms. Fenton may terminate the agreement (i) if we require her to relocate such that her daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Ms. Fenton terminates her employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate her employment upon 15 days notice, we are required to continue to pay Ms. Fenton her then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Ms. Fenton commences full-time employment with another company. If Ms. Fenton terminates her employment as described in (i) or (ii) above or if we terminate her employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Ms. Fenton will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Ms. Fenton will vest and become immediately exercisable.

Milind S. Deshpande, Ph.D.

In September 2003, we entered into an amended and restated employment agreement with Milind Deshpande, Ph.D., which was further amended in February 2006. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Deshpande currently receives an annual base salary of $288,000, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Deshpande is eligible to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Deshpande is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Deshpande an option to purchase 18,750 shares of our common stock, which vested over four years.

Under the agreement, either we or Dr. Deshpande may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Dr. Deshpande may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Dr. Deshpande terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Dr. Deshpande his then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Dr. Deshpande commences full-time employment with another company. If Dr. Deshpande terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Dr. Deshpande will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Dr. Deshpande will vest and become immediately exercisable.

Gautam Shah, Ph.D.

In May 2004, we entered into an employment agreement with Gautam Shah, Ph.D., which was amended in February 2006. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Shah currently receives an annual base salary of $265,000, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Shah is eligible to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Shah is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Shah an option to purchase 18,125 shares of our common stock, which vests over four years.

Under the agreement, either we or Dr. Shah may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Dr. Shah may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Dr. Shah terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Dr. Shah his then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Dr. Shah commences full-time employment with another company. If Dr. Shah terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Dr. Shah will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Dr. Shah will vest and become immediately exercisable.

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurs on December 31, 2007 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a change in control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a change in control) ($)
Michael Kishbauch	Severance Payments Market Value of Stock Vesting(2)	207,351	(3)	544,500	(1)	544,500 255,433	(1) (4)	544,500	(1)

	Total	207,351		544,500		799,933		544,500

Mary Kay Fenton	Severance Payments Market Value of Stock Vesting(2)	14,166	(3)	200,000	(1)	200,000 23,155	(1) (4)	200,000	(1)

	Total	14,166		200,000		223,155		200,000

Milind Deshpande, Ph.D.	Severance Payments Market Value of Stock Vesting(2)	17,695	(3)	264,602	(1)	264,602 29,370	(1) (4)	264,602	(1)

	Total	17,695		264,602		293,972		264,602

Gautam Shah, Ph.D.	Severance Payments Market Value of Stock Vesting(2)	18,140	(3)	253,000	(1)	253,000 27,128	(1) (4)	253,000	(1)

	Total	18,140		253,000		280,128		253,000

(1)	Represents a lump sum payment equal to up to twelve months of the executive’s base salary at the time of termination and 18 months base salary in the case of Mr. Kishbauch.

(2)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2007, or $4.99 per share.

(3)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.

(4)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,857,095	(1)	$5.97	47,345	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,857,095			47,345

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 stock option plan and our 2006 stock incentive plan.

(2)	Includes shares of our common stock issuable under our 2006 stock incentive plan.

Compensation of Directors

In December 2006, our Compensation Committee approved our Director Compensation Policy. Effective beginning fiscal year 2007, each of our non-employee directors receives (i) a fee of $1,500 for each Board meeting that such non-employee director attends in person, (ii) a fee of $500 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of Achillion receives an annual retainer of $20,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating or Corporate Governance Committee receive a fee of $500 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000, and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 15,000 shares of our common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 15,000 shares of our common stock under our 2006 stock incentive plan, which vests over a four-year period. We do not compensate directors who are also our officers or employees for service as a director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2007:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	4,500	547	—	5,047
Jean Francois Formela, M.D.	4,500	547	—	5,047
Jim Garvey	5,000	547	—	5,547
Michael Grey	31,500	2,981	—	34,481
David Scheer	29,000	547	—	29,547
Robert Van Nostrand	24,800	58,369	—	83,169
David Wright	11,500	74,453	—	85,953

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2007. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are include in Note 11 to our audited financial statements for fiscal 2007, included in our annual report on Form 10-K for the fiscal year ended December 13, 2007 filed on March 5, 2008.

(2)	The number of shares underlying stock options granted to our directors in 2007, the grant date fair value of such stock options as of December 31, 2007 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2007 (#)	Grant Date Fair Value of Stock Option Grants in 2007 ($)
Jason Fisherman, M.D.	12/14/2007	15,000	44,505
Jean Francois Formela, M.D.	12/14/2007	15,000	44,505
Jim Garvey	12/14/2007	15,000	44,505
Michael Grey	12/14/2007	15,000	44,505
David Scheer	12/14/2007	15,000	44,505
Robert Van Nostrand	04/27/2007	15,000	67,654
	12/14/2007	15,000	44,505
David Wright	08/20/2007	15,000	73,738
	12/14/2007	15,000	44,505

(3)	The aggregate outstanding options for each non-employee director as of December 31, 2007 are:

Name	Aggregate Options Outstanding as of 12/31/07 (#)
Jason Fisherman, M.D.	15,000
Jean Francois Formela, M.D.	15,000
Jim Garvey	15,000
Michael Grey	42,500
David Scheer	30,000
Robert Van Nostrand	30,000
David Wright	30,000

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Garvey, Van Nostrand, and Dr. Formela. Mr. Frashier joined our Compensation Committee in March 2008. Dr. Stefan Ryser served on our Compensation Committee from January 2007 through April 2007. No member of the Compensation Committee was at any time during 2007, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2008 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2007 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2009 Annual Meeting

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than January 1, 2009 for inclusion in the proxy statement for that meeting.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our By-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

By order of the Board of Directors,

MARY KAY FENTON
Secretary

April 25, 2008

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Form of Proxy Card

Ú IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — ACHILLION PHARMACEUTICALS, INC.

PROXY FOR THE ANNUAL MEETING OF MEETING OF STOCKHOLDERS

to be held on June 3, 2008 at 9:00 a.m. local time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch or Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2008 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 ON THE REVERSE SIDE AND FOR PROPOSAL NUMBER 2 REGARDING THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MR. A SAMPLE	Electronic Voting Instructions

ADDRESS 1	You can vote by Internet!
ADDRESS 2	Available 24 hours a day, 7 days a week!

ADDRESS 3	VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet must be received by 1:00 a.m. Central Time on June 3, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Submit a proxy by Internet • Log on to the Internet and go to www.investorvote.com/achn • Follow the steps outlined on the secured website
Annual Meeting Proxy Card

Ú IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE. Ú

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 regarding the ratification of the independent registered public accounting firm.

1. Election of Directors:    01 - Michael G. Grey            02 - Michael D. Kishbauch            03 - Robert Van Nostrand                    +

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

	01	02	03
☐ For all EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding number boxes to the right	☐	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

In their discretion the proxy holders are authorized to vote upon such other business, if any, that may properly come before the meeting and any adjournment of the meeting.

B. Non–Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — Sign Here- This section must be completed for your vote to be counted — Date and Sign Below.

Please be sure to sign and date this Proxy Appointment Form.

Please sign this proxy exactly as you name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

Date (mm/dd/yyyy)	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /